Exhibit 21

Subsidiaries of the Registrant

Parent

Cavalry Bancorp, Inc.

	Percentage	Jurisdiction or
Subsidiaries (a)	of Ownership	State of Incorporation

Cavalry Banking	100%	Tennessee

Miller & Loughry Insurance and Services, Inc. (b)	100%	Tennessee

(a)	The operations of the Company's wholly owned subsidiaries are included in the Company's Financial Statements contained in Item 8 of this Form 10-K.
(b)	Miller & Loughry Insurance and Services, Inc. is wholly owned by the subsidiary Cavalry Banking. The Bank's investment is not material.